Exhibit (a)(1)-7
                              KALMIA INVESTORS, LLC
                         601 CARLSON PARKWAY, SUITE 200
                              MINNETONKA, MN 55305
                                 (800) 547-0854


January 9, 2004

Westin Realty Corp.
1111 Westchester Avenue
White Plains, New York
Attn: Board of Directors

Re:  Tender Offer Commenced on January 8, 2004

Dear Sirs:

         Yesterday, Kalmia Investors, LLC ("Kalmia"), commenced a tender offer (the "Kalmia Offer") to purchase units of limited partnership interest ("Units") of Westin Hotels Limited Partnership (the "Partnership") at a price of $725 per Unit. This price is $25 higher than the price offered by Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") in its pending tender offer, and higher than the price that your independent financial advisor has found to be fair to the Unitholders from a financial point of view. Unlike the Starwood offer, the Kalmia offer is not subject to any minimum condition, and unlike Starwood, Kalmia is not conducting a consent solicitation in connection with the Kalmia Offer.

         For these reasons, the Kalmia Offer is superior to the Starwood offer.

         As required by Securities and Exchange Commission regulations and in exercise of your fiduciary duties to the Unitholders, you will be making a recommendation to the Unitholders as to whether they should tender their Units to Kalmia. In view of the superiority of the Kalmia offer to Starwood's offer (which Starwood has stated it will not improve), at the very least, we believe that you should recommend to the Unitholders who have tendered to Starwood that they should withdraw their Units from Starwood and tender them to Kalmia.

                                    Very truly yours,

                                    KALMIA INVESTORS, LLC
                                    By:     Smithtown Bay, LLC
                                            Its Manager
                                    By:     Global Capital Management, Inc.
                                            Its Manager

                                            By:_____________________________
                                                     Name: Julie K. Braun
                                                     Title: Vice President